Exhibit 99.1

Trex Company Reports Record Second Quarter 2018 Results

- Eleventh Consecutive Quarter of Record Revenue; Sixth Consecutive Quarter of Record Revenue and Net Income -

–Strong Second Quarter Performance Brings First Half Sales Growth to 25% –

–Third Quarter Sales Expected to Increase 23% –

Second Quarter Highlights

  Consolidated net sales increased 31% to $207 million
  Consolidated gross margin of 44.1%
  Consolidated earnings increased 49% to $0.73 per share

WINCHESTER, Va.--(BUSINESS WIRE)--July 30, 2018--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Results

Consolidated net sales for the second quarter of 2018 were $207 million, a 31% year-over-year increase. Trex Residential Products net sales were up 20% to $189 million, with Trex Commercial Products contributing an additional $17 million. Consolidated gross margin for the quarter was 44.1%. Trex Residential Products gross margin expanded 30 basis points to 45.9%. As anticipated, Trex Commercial Products gross margin showed significant sequential improvement to 24.6%. SG&A was $34 million, or 16.2% of sales. Exclusive of $1.2 million in amortization of intangibles associated with the acquisition of SC Company, SG&A was 15.6% of sales.

Net income for the second quarter of 2018 was $43 million, or $0.73 per diluted share, both up 49% from the net income of $29 million, or $0.49 per diluted share reported for last year’s second quarter.

“Brand strength, increasing category gains and strong consumer sentiment combined to drive exceptional second quarter growth across key metrics. Trex Residential Products led the way with a substantial year-over-year revenue gain, reflecting a high level of consumer engagement on our website and the positive point of sale data reported by our channel partners. Our channel partners continue to execute and meet the increasing demand for Trex Residential Products and have adapted their supply chain management practices to accelerate purchases to overcome a tight freight market. Residential Products posted a 30 basis point year-over-year increase in gross margin, which reflected ongoing cost savings initiatives and other efficiencies that more than offset development costs for product and manufacturing process innovation, and increased freight expenses. We are also pleased with the progress of Trex Commercial Products, as revenue increased 9% and gross margin expanded by 690 basis points compared to first quarter levels, both in line with our expectations,” noted James E. Cline, President and Chief Executive Officer.

First Half 2018 Results

Net sales for the first half of 2018 were $378 million, 25% above the $303 million reported for the comparable period in 2017. Trex Residential Products net sales were up 14% to $344 million, with Trex Commercial Products contributing an additional $33 million. First half 2018 consolidated gross margin was 44.4%. Trex Residential Products gross margin expanded 140 basis points to 46.7%. SG&A was $62 million, or 16.5% of sales. Exclusive of $2.4 million in amortization of intangibles associated with the acquisition of SC Company, SG&A was 15.9% of sales. Net income was $80 million, or $1.35 per diluted share for the first half of 2018, accounting for a 41% year-over-year increase.

Summary and Outlook

“Strong year-to-date performance and our sales expectations for this year’s third quarter should result in another record year for Trex. As the category leader, Trex Residential Products has a growing share of the composite decking and railing market and is capturing an increasing share of the wood market, supported by our continued investments in product development activities, branding and marketing programs. We are well positioned to meet expected demand from a capacity standpoint for the foreseeable future, and our manufacturing process improvements and throughput expansion program have positioned Trex to continue to achieve further operating leverage. Additionally, Trex Commercial Products is performing to plan, winning new projects and maintaining a solid backlog heading into the second half of this year.

“Trex continued to execute on its long-term capital allocation priorities in the 2018 second quarter, funding organic growth projects and repurchasing 150,000 shares for $8 million as part of the share buyback program approved by the Board of Directors in February 2018.

“For the third quarter of 2018, we expect consolidated net sales of $173 million, comprised of $154 million from Trex Residential Products, representing 18% organic growth and $19 million from Trex Commercial Products. Our projected effective tax rate for the year remains at approximately 25%. We forecast our full year 2018 incremental margin to remain at approximately 45% to 50%,” Mr. Cline concluded.

Second Quarter 2018 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2018 results and other corporate matters on Monday, July 30, 2018 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q18 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; and the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing, staging, acoustical and seating systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit www.trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Net sales	$206,692	$157,941	$377,899	$302,747

Cost of sales	115,577	85,927	210,071	165,563

Gross profit	91,115	72,014	167,828	137,184

Selling, general and administrative expenses	33,513	27,221	62,472	50,490

Income from operations	57,602	44,793	105,356	86,694

Interest expense, net	369	251	598	456

Income before income taxes	57,233	44,542	104,758	86,238

Provision for income taxes	14,413	15,760	24,828	29,506

Net income	$42,820	$28,782	$79,930	$56,732

Basic earnings per common share	$0.73	$0.49	$1.36	$0.97

Basic weighted average common shares outstanding	58,760,753	58,778,916	58,807,694	58,752,814

Diluted earnings per common share	$0.73	$0.49	$1.35	$0.96

Diluted weighted average common shares outstanding	59,051,413	59,100,836	59,125,258	59,111,970

Comprehensive income	$42,820	$28,782	$79,930	$56,732

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2018	2017

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$2,901	$30,514
Accounts receivable, net	171,131	66,882
Inventories	36,188	34,524
Prepaid expenses and other assets	18,136	16,878
Total current assets	228,356	148,798
Property, plant and equipment, net	107,652	103,110
Goodwill and other intangibles	75,121	71,319
Other assets	3,316	3,000
Total assets	$414,445	$326,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$24,817	$9,953
Accrued expenses and other liabilities	46,101	46,266
Accrued warranty	6,290	6,290
Line of credit	8,500	-
Total current liabilities	85,708	62,509

Deferred income taxes	1,286	1,286
Non-current accrued warranty	27,482	28,709
Other long-term liabilities	1,970	2,473
Total liabilities	116,446	94,977

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 69,959,734 and 69,844,222 shares issued and 58,722,328 and 58,856,860 shares outstanding at June 30, 2018 and December 31, 2017, respectively	700	349
Additional paid-in capital	121,541	122,043
Retained earnings	362,299	282,370
Treasury stock, at cost, 11,237,406 and 10,987,362 shares at June 30, 2018 and December 31, 2017, respectively	(186,541)	(173,512)
Total stockholders’ equity	297,999	231,250
Total liabilities and stockholders’ equity	$414,445	$326,227

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2018	2017
	(unaudited)
Operating Activities
Net income	$79,930	$56,732
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,363	7,513
Stock-based compensation	3,645	2,876
(Gain) loss on disposal of property, plant and equipment	(29)	1,343
Other non-cash adjustments	(406)	(405)
Changes in operating assets and liabilities:
Accounts receivable	(104,250)	(81,842)
Inventories	(1,664)	1,604
Prepaid expenses and other assets	(2,616)	3,701
Accounts payable	14,863	4,370
Accrued expenses and other liabilities	(5,705)	(5,680)
Income taxes receivable/payable	5,195	9,907

Net cash (used in) provided by operating activities	(1,674)	119

Investing Activities
Expenditures for property, plant and equipment and intangibles	(17,697)	(7,125)
Proceeds from sales of property, plant and equipment	83	-

Net cash used in investing activities	(17,614)	(7,125)

Financing Activities
Borrowings under line of credit	167,750	163,000
Principal payments under line of credit	(159,250)	(163,000)
Repurchases of common stock	(17,230)	(3,271)
Proceeds from employee stock purchase and option plans	405	189

Net cash used in financing activities	(8,325)	(3,082)

Net decrease in cash and cash equivalents	(27,613)	(10,088)
Cash and cash equivalents at beginning of period	30,514	18,664

Cash and cash equivalents at end of period	$2,901	$8,576

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300
or
ADVISIRY Partners
Lynn Morgen/Viktoriia Nakhla
212-750-5800